Exhibit 99.1

Network Engines Reports Second Consecutive Quarter of Profit in Fiscal Fourth Quarter

    CANTON, Mass.--(BUSINESS WIRE)--Nov. 6, 2003--

    Delivers Eighth Consecutive Quarter of Revenue Growth, Reports $81.2 Million in Revenues for Fiscal Year 2003

    Network Engines, Inc. (NASDAQ: NENG), a leading development, manufacturing and distribution partner for storage and security software and network equipment providers, today reported solid fiscal fourth quarter and year-end results for the period ending September 30, 2003. Overall results for the quarter were in-line with previous guidance, with net income and operating expenses better than the Company's previous guidance.

    Fourth Quarter Financial Performance Highlights

    -- Net revenues increased 7 percent sequentially to $28.8 million in the quarter. Sales to a single customer were 42 percent of total net revenues in the fourth quarter, compared to 48 percent in the prior quarter.

    -- Gross profit was 20.0 percent compared to 20.6 percent in the prior quarter.

    -- Operating expenses were $4.8 million, compared to $5.3 million in the prior quarter. Fourth quarter operating expenses included a reversal of a first quarter restructuring charge of approximately $377,000 and the reversal of $175,000 of an estimated legal liability recorded in the third quarter.

    -- GAAP net income, including the reversal of the aforementioned charges, increased to $1.1 million, or $0.03 per share, compared to $408,000, or $0.01 per share, in the prior quarter.

    -- Cash and cash equivalents totaled $36.8 million at the close of the quarter, compared to $38.6 million at the close of the prior quarter.

    "The results for our fiscal year 2003 reflect a dramatic turnaround for Network Engines," said John Curtis, President and Chief Executive Officer of Network Engines. "Our results reflect the continuing success of our business strategy. We are seeing increasing acceptance of our unique value proposition by our customers and software partners. We recently announced new application partners, including KVS, Inc., Computer Associates International, Inc. and CommVault Systems, Inc., that we will work with to develop and distribute server appliances into our customer base of over 400 channel customers in the growing storage and security networking markets."

    Fourth Quarter & Fiscal-Year Financial Performance

    Net revenues for the fiscal fourth quarter of 2003 increased 7 percent to $28.8 million, compared to $27.0 million reported in the fiscal third quarter of 2003. Fiscal year 2003 net revenues increased to $81.2 million compared to $14.5 million for the year ended September 30, 2002. The Company reported net income on a GAAP basis of $1.1 million, or $0.03 per share, for the fourth quarter compared to $408,000, or $0.01 per share, in the quarter ended June 30, 2003. Fiscal year 2003 net loss decreased to $1.4 million, or $0.04 per share, compared to a net loss in fiscal year 2002 of $14.1 million or $0.44 per share.

    OEM Appliance Achievements

    Revenues from the OEM Appliance business were $14.0 million, compared to $14.4 million in the prior quarter, with the decrease primarily due to the timing of shipments to the Company's largest customer. Additionally, the Company continued to develop its relationships with new partners and strengthen relationships with existing partners. Achievements during the quarter included:

    -- Further diversification of its revenue base with shipments to two new OEM customers.

    -- One of the new OEM customers was BorderWare Technologies, Inc. for whom the Company will provide appliance development, manufacturing and fulfillment services for their family of firewall appliances.

    Distribution Operations Achievements

    Revenues from distribution operations showed strong results increasing 17 percent to $14.8 million, compared to $12.6 million in the prior quarter. Substantially all of the revenue was from the distribution of third party data storage products. Recent appliance distribution achievements included:

    -- Announced general availability of the FalconStor Virtual Tape Library (VTL(TM)) Appliance, designed to accelerate the backup and restoration of data with minimal operating cost while consolidating the management and provisioning of backup resources.

    -- Announced general availability of release 2.0 of the Funk Steel-Belted Radius(R) Enterprise Edition Appliance. Built around Funk Software's latest version, the new appliance offers expanded functionality to meet customer needs for Radius Authentication for secure network access.

    -- Announced the Authenex Strong Authentication System (ASAS(TM)) appliance that protects the network by providing strong
        (two-factor) authentication for VPN, LAN and web access.
        General availability is expected to occur at the end of November.

    -- New appliance development and distribution partnerships recently announced also included:

        -- Computer Associates International, Inc., one of the world's largest business software companies;

        -- KVS, Inc., a developer of email archiving, compliance and management software; and

        -- CommVault Systems, Inc., a provider of unified enterprise data management solutions.

    Business Outlook

    Based on current forecasts from certain partners and historical and seasonal trends, the Company anticipates the following for its first fiscal quarter ending December 31, 2003:

    --  Net revenues in the range of $30 million to $34 million.

    --  OEM appliance revenues between $15 million and $18 million.

    --  Distribution revenues between $15 million and $16 million.

    --  Operating expenses between $5.5 million and $5.8 million.

    --  Gross profit in the range of 19 percent to 21 percent.

    -- Net income on a GAAP basis in the range of $500,000 to $1.5 million.

    --  Cash position between $33 million and $35 million.

    "Maintaining and growing profitability remains a key financial goal," said Doug Bryant, Vice President of Finance and Administration and Chief Financial Officer. "We remain committed to investing in our business while continuing to control costs, manage our cash and maintain a strong balance sheet."

    Conference Call Details

    In conjunction with this announcement, Network Engines will host a conference call today at 10:00 a.m. ET to discuss the fiscal 2003 fourth quarter and fiscal year results. The conference call will be available live at the Company's website at www.networkengines.com and will be archived on the site.

    About Network Engines

    Network Engines (NASDAQ: NENG) is a leading development, manufacturing and distribution partner for storage and security software and network equipment providers. The Company works with its software partners to develop, manufacture, and distribute server appliances for mission-critical storage and security networking applications. Network Engines' distribution operations offer a full complement of server appliances, related products and components to over 400 value-added resellers and systems integrators who provide storage and security networking solutions to the enterprise. Headquartered in Canton, Massachusetts, Network Engines was founded in 1997. For additional information on the Company's products and services visit www.networkengines.com.

    Safe Harbor for Forward-Looking Statements

    Statements in this press release regarding Network Engines' future financial performance including statements regarding future revenue, gross profit, operating expenses, net income and cash position, and any other statements about Network Engines' management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent Annual Report on Form 10-K for the year ended September 30, 2002 and most recent Form 10-Q for the quarter ended June 30, 2003 under the section "Factors That May Affect Future Operating Results" as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. The Company assumes no obligations to update the information included in this press release.

    Network Engines, the Network Engines logo, TidalWire and the
TidalWire logo are trademarks of Network Engines, Inc. All other trademarks are the property of their respective holders.



                         Network Engines, Inc.
            Condensed Consolidated Statements of Operations
                 (in thousands, except per share data)
                              (unaudited)

                               Three Months Ended        Year Ended
                           -------------------------------------------
                           Sept. 30, June 30, Sept. 30,   Sept. 30,
                              2003    2003      2002    2003     2002
                           -------------------------------------------
Net revenues                $28,825 $27,003   $5,269 $81,243  $14,534
Cost of revenues             23,056  21,448    4,157  64,505   12,476
                           -------------------------------------------

Gross profit                  5,769   5,555    1,112  16,738    2,058

Operating expenses:
Research and development      1,307   1,096      976   4,114    4,693
Selling and marketing         2,147   1,933      990   6,519    3,836
General and administrative    1,233   1,741      868   5,857    4,602
Stock compensation              228     229      219     928    4,291
Amortization of intangible
 assets                         254     254        -     762        -
Restructuring and other
 charges                       (377)      -        -     507      353
                           -------------------------------------------

Total operating expenses      4,792   5,253    3,053  18,687   17,775

Income (loss) from
 operations                     977     302   (1,941) (1,949) (15,717)
Other income                     92     106      322     564    1,592
                           -------------------------------------------

Net income (loss)            $1,069    $408  $(1,619)$(1,385)$(14,125)
                           ===========================================

Net income (loss) per share
 - basic                      $0.03   $0.01   $(0.05) $(0.04)  $(0.44)
                           ===========================================

Net income (loss) per share
 - diluted                    $0.03   $0.01   $(0.05) $(0.04)  $(0.44)
                           ===========================================

Shares used in computing
 basic net income (loss)
 per share                   34,647  33,749   31,230  33,142   32,270

Shares used in computing
 diluted net income (loss)
 per share                   39,879  38,953   31,230  33,142   32,270


                         Network Engines, Inc.
                 Condensed Consolidated Balance Sheets
                            (in thousands)
                                                   Sept. 30, Sept. 30,
                                                      2003      2002
                                                  --------------------
ASSETS

Current assets:

  Cash and cash equivalents                         $36,788   $46,552
  Short-term investments                                  -     8,546
  Restricted cash                                        47     1,098
  Accounts receivable, net                           13,948     2,729
  Inventories                                        14,937     1,956
  Other current assets                                1,946     1,065
                                                  --------------------

Total current assets                                 67,666    61,946

Property and equipment, net                           1,849     2,236
Goodwill                                              7,787         -
Intangible assets                                     4,310         -
Other assets                                            120        28

                                                  --------------------

Total assets                                        $81,732   $64,210
                                                  ====================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

   Accounts payable                                 $13,864    $1,474
   Accrued liabilities                                2,763     1,468
   Current portion of accrued restructuring and
    other charges                                       218       355
   Deferred revenue                                     603        23
   Current portion of capital leases and notes
    payable                                               -        14
                                                  --------------------

Total current liabilities                            17,448     3,334

Long-term portion of accrued restructuring and
 other charges                                           60         -

Stockholders' equity:
  Common stock                                          382       357
  Treasury stock                                     (2,838)   (4,707)
  Additional paid-in capital                        176,061   174,252
  Deferred stock compensation                          (433)   (1,185)
  Stockholder notes receivable                            -      (281)
  Accumulated other comprehensive income                  -         3
  Accumulated deficit                              (108,948) (107,563)
                                                  --------------------

Total stockholders' equity                           64,224    60,876

                                                  --------------------

Total liabilities and stockholders' equity          $81,732   $64,210
                                                  ====================

    CONTACT: Network Engines, Inc.
             Jim Herlihy, 781/332-1051
             james.herlihy@networkengines.com
             or
             Erica Smith, 781/332-1163
             erica.smith@networkengines.com
             or
             Financial Dynamics
             Kirin Smith, 212/850-5600
             ksmith@fd-us.com